EXHIBIT 15

Accountants’ Acknowledgment

Foot Locker, Inc.
New York, New York

Board of Directors:

Re:

Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425, 333-33120, 333-41056, 333-41058, 333-74688, 333-99829 and 333-111222 on Form S-8 and Numbers 33-43334, 33-86300 and 333-64930 on Form S-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 19, 2004 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York
September 8, 2004